Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2022, with respect to the financial statements of Theravance Respiratory Company, LLC included in this Annual Report of Theravance Biopharma, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Theravance Biopharma, Inc. on Forms S-8 (File No. 333-198206, File No. 333-202856, File No. 333-210225, File No. 333-216446, File No. 333-223470, File No. 333-231559, File No. 333-236868, File No. 333-253894, and File No. 333-200225) and on Forms S-3 (File No. 333-235339, and File No.333-248534).

/s/ GRANT THORNTON LLP

San Francisco, California
February 28, 2022